PRINTCAFE SOFTWARE INC. ENTERS INTO A STANDBY CREDIT FACILITY, A STOCK OPTION AGREEMENT AND A LETTER AGREEMENT WITH ELECTRONICS FOR IMAGING, INC.

Pittsburgh, Pennsylvania, February 13, 2003 - On February 13, 2003, Printcafe Software, Inc. ("Printcafe") (Nasdaq: PCAF) entered into the following three agreements with Electronics for Imaging, Inc. ("EFI") (Nasdaq: EFII): a letter agreement that places certain restrictions on Printcafe's ability to take actions in order to facilitate a business combination with a party other than EFI; a stock option agreement granting EFI an option to purchase up to 2,126,574 shares of Common Stock at a purchase price equal to $2.60 per share; and a standby credit facility in the amount of $11 million plus a working capital facility which will provide up to an additional $3 million. These agreements were entered into in connection with EFI's proposal to acquire all of the outstanding shares of common stock of Printcafe at a purchase price equal to $2.60 per share, payable in cash or EFI stock.

Printcafe entered into the EFI letter agreement and the option agreement in order to induce EFI to provide Printcafe with the standby credit facility. Subject to certain conditions, Printcafe has agreed under the terms of the EFI agreement not to, among other things, solicit any takeover proposal, participate in any discussions or negotiate regarding any takeover proposal, or enter into any merger agreement, acquisition agreement, option or similar agreement with a third party. The agreement specifies that Printcafe cannot solicit other offers but may respond to a bona fide written offer that is superior to the EFI proposal.

Printcafe has also granted to EFI an option to purchase up to 2,126,574 shares of Printcafe common stock at a purchase price equal to $2.60 per share. Provided that EFI is not in breach of its obligations under the standby credit Agreement, EFI may exercise the option at any time, in whole or in part. The option will terminate on December 31, 2007. Subject to certain conditions, the option shares must be repurchased by Printcafe, at the request of EFI, at a price equal to the aggregate purchase price paid for such shares by EFI. In addition, subject to certain conditions, Printcafe may repurchase from EFI the option shares at a price equal to the price paid by EFI for those shares.

EFI is obligated under the standby credit facility to disburse to Printcafe up to $11 Million in the event that certain amounts under Printcafe's existing credit facilities become due and payable as a result of any action taken by Printcafe in order to facilitate the proposed business combination with EFI. All loans made under this facility bear interest at the rate of 8% per annum payable on January 2, 2004 or sooner upon the termination of this agreement. With a certain exception, the maturity date would be accelerated if a business combination with EFI is not consummated on or before June 30, 2003. Subject to certain conditions, the credit facility also provides Printcafe with a working capital facility up to an aggregate amount of $3 million to be disbursed to Printcafe in the event that, among other things, Printcafe's cash balance as of the close of business on the date notice is given by Printcafe is less than $1 million. Printcafe is obligated to use the proceeds of any exercise of the option agreement to pay down outstanding amounts under the standby credit facility. All loans under the working capital facility bear interest at a rate per annum equal to the prime rate as published, from time to time, by Citibank, plus two percent payable on January 2, 2004 or sooner upon the termination of the credit agreement.

About Printcafe Software, Inc.
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Printcafe Software, Inc. is a leading provider of software solutions designed specifically for the printing industry supply chain. Our enterprise resource planning and collaborative supply chain software solutions enable printers and print buyers to lower costs and improve productivity. Printcafe's procurement applications for print buyers integrate with our software solutions designed for printers to facilitate Web-based collaboration.


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Printcafe's software solutions for the printing industry have been installed by more than 4,000 customers in over 8,000 facilities worldwide, including 24 of the 25 largest printing companies in North America and over 50 businesses in the Fortune 1000 including AOL Time Warner, Hewlett-Packard, and General Motors. Printcafe has formed strategic alliances with Creo Inc., and a subsidiary of A.T. Kearney, an EDS Company.

Statements in this press release that are not historical facts, including those statements that refer to Printcafe's revenue growth, plans, prospects, expectations, financial projections, strategies, intentions, and beliefs, are forward-looking statements. These forward-looking statements are based on information available to Printcafe today, and Printcafe assumes no obligation to update these statements as circumstances change. There are risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, without limitation, market acceptance of Printcafe's products and services, the length of the sales cycle for Printcafe's products, the slowdown in the economy, the amount of Printcafe's outstanding indebtedness and the need to raise additional capital, the ability to develop and sell new products, and Printcafe's relationship with Creo, Inc., and other risk factors that are described in more detail in our Prospectus dated June 18, 2002, as filed with the Securities and Exchange Commission, and our other filings with the Securities and Exchange Commission.